Exhibit (a)(1)

AMENDED AND RESTATED

CERTIFICATE OF TRUST

of

Retirement Readiness Core Portfolios

This Amended and Restated Certificate of Trust has been duly executed and is being filed in order to amend and restate the certificate previously filed on October 3, 2005 in the State of Delaware to form a statutory trust pursuant to the Delaware Statutory Trust Act (12 Del. C. §3801 et seq.) for the purpose of changing the name of the trust from “Retirement Readiness Core Portfolios” to “AARP Portfolios.”

FIRST: The name of the statutory trust formed hereby is “AARP Portfolios” (the “Trust”).

SECOND: The Trust is, or will become prior to or within 180 days following the first issuance of its beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

THIRD: The address of the registered office of the Trust in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801.

FOURTH: The name and address of the Trust’s registered agent for service of process in the State of Delaware are The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801.

FIFTH: Notice is hereby given that the Trust shall consist of one or more series. As provided in the governing instrument of the Trust, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the Trust generally or any other series thereof, and none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally that have not been allocated to a specified series, or with respect to any other series, shall be enforceable against the assets of such specified series.

SIXTH: This Amended and Restated Certificate of Trust shall be effective upon filing in the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned being a Trustee of the Trust, has duly executed this Amended and Restated Certificate of Trust as of this 12th day of December, 2005.

Retirement Readiness Core Portfolios

By:	/s/ Dawn M. Sweeney
Dawn M. Sweeney,
as Trustee not individually